UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	September 30,
	2009	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$187,205	$100,259
Accounts receivable, net of an allowance
of $65 at December 31, 2009
and $65 at September 30, 2009	106,027	124,053
Income tax receivable	11,927	8,306
Insurance receivable	1,538	2,518
Inventories of materials and supplies, net	50,584	50,136
Deferred tax assets	35	35
Prepaid expenses and deferred costs	15,572	19,297
Total Current Assets	372,888	304,604

NET PROPERTY AND EQUIPMENT	1,222,483	1,184,300
	1,222,483	1,184,300

LONG TERM ASSETS:
Other Receivables	14,331	14,331
Deferred costs and other assets	5,856	6,167
	20,187	20,498
	$1,615,558	$1,509,402

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$50,510	$19,066
Accrued liabilities	65,402	58,027
Deferred credits	36,779	35,825
Total Current Liabilities	152,691	112,918

LONG-TERM DEBT,
net of current maturities:	275,000	275,000

LONG TERM LIABILITIES:
Deferred income taxes	2,849	6,082
Deferred credits	1,842	2,921
Other	10,937	10,188
	15,628	19,191

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,385 and 64,236 issued
and outstanding at December 31, 2009
and September 30, 2009, respectively	64,385	64,236
Paid-in capital	125,270	122,457
Retained earnings	982,584	915,600
Total Shareholders' Equity	1,172,239	1,102,293
	$1,615,558	$1,509,402